EXHIBIT 10.1

February 12, 2013

Gary S. Shedlin

Dear Gary:

Congratulations!  This will confirm our offer to join BlackRock as a Senior Managing Director.  It is expected that your employment with BlackRock will commence on March 11, 2013.  This also confirms that immediately following BlackRock’s reporting of its first quarter earnings results, you will also assume the position of Chief Financial Officer.  You will report to BlackRock’s Chief Executive Officer and become a member of our Global Executive Committee.   Upon commencement of your employment with BlackRock, you will be working in our New York office and your base salary will be at an annualized rate of $400,000.00 (equivalent to $16,666.67 semi-monthly) subject to applicable taxes and withholdings.

In your role as Chief Financial Officer, your responsibilities will include the following:  (i) responsibility for BlackRock’s Corporate Finance functions, including Business Finance; Accounting; Finance Operations; Tax, Treasury and Risk Management; Investment Products and Controls; Investor Relations and Corporate Development; and (ii) joint supervision of Strategy.  In such role, it is expected that you will work closely with BlackRock’s Board of Directors and its various sub-committees.

BlackRock has a strong pay for performance culture.  The firm manages to a "total compensation" philosophy, and strives to create a competitive total package of salary, bonus and long term awards that aligns individual performance with the financial success of the firm.  Beginning with calendar year 2013, you will be eligible to be considered for an annual discretionary bonus reflecting your performance, your team's performance, and the firm's performance.

Bonus payments may be payable in a mix of cash and deferred cash or equity under the terms of BlackRock's long term incentive or deferred compensation plans as determined by management and the Management Development & Compensation Committee (MDCC) of BlackRock's Board of Directors from time to time.  The mix of cash and non-cash and the terms of any non-cash award will be consistent with the terms generally applicable to other similarly situated executive officers of BlackRock.  Bonuses are paid in conjunction with BlackRock's annual schedule for bonus payments in the year following the performance year to which the bonus relates.  In addition to the purely discretionary nature of BlackRock's bonus scheme, any bonus is contingent upon your continued employment with BlackRock and not having given notice of resignation or not having received notice of termination, in each case prior to the time of payment.  Bonuses are subject to all applicable tax withholding.

Subject to MDCC approval, which is expected at the MDCC’s next scheduled meeting immediately following your employment start date (or any later forfeiture date), you will be granted a buy-out award equal to the value of the unvested deferred awards or payments (whether equity-based or deferred cash awards or other rights to payment) you forfeit as a result of joining or being employed by BlackRock, as calculated based on the closing price of Morgan Stanley common stock or the cash value of any forfeited deferred cash awards or amounts, in each case on the date you forfeit any such awards.  The replacement awards will be made in BlackRock restricted stock units. A restricted stock unit is an unsecured promise to deliver BlackRock common stock in the future. The number of restricted stock units you receive will be determined by dividing the dollar value of your forfeited awards by the closing price of a share of BlackRock common stock on the date you forfeit any such awards.  Because these awards represent a buy-out of unvested awards that will be forfeited from a prior employer, it is contingent upon evidence of your forfeited awards and will vest according to the vesting schedule of your forfeited awards. Award documents containing all terms and conditions will be provided following approval by the MDCC.  Except as expressly noted in this paragraph, the terms and conditions will be consistent with the terms generally applicable to annual incentive awards to the named executive officers of Blackrock, including the provisions relating to vesting upon death, total disability or involuntary termination not for cause as described in BlackRock’s Annual Proxy Statement filed in 2012 (it being understood that such treatment in the case of total disability and involuntary termination not for cause provides for continued vesting for one year and accelerated vesting and settlement of any then unvested awards on the first anniversary of the triggering event).  In the event of your voluntary separation from your employment with BlackRock after completion of two years of service, for purposes solely of the buy-out awards described in this paragraph, BlackRock agrees to treat your termination of employment as an involuntary termination not for cause, subject to the terms and conditions of, the award agreement for any such award (including any applicable requirements for compliance with Section 409A of the Internal Revenue Code and any release requirement).  It is understood that the treatment upon a voluntary separation from employment as described in the preceding sentence is conditioned upon your compliance with restrictions on your engaging in competitive activity similar to the non-competition restriction included in the awards forfeited by you, as modified to apply to your position at BlackRock, which non-compete restriction will not (for the avoidance of doubt) restrict you from providing investment banking services.

It is agreed that for purposes of calculating your eligibility for Retirement under the terms of BlackRock’s Amended and Restated 1999 Stock Award and Incentive Plan  (and any successor plans) and any equity or cash-based award agreements issued thereunder, you shall be deemed to have 5 years of service with BlackRock as of the commencement of your employment with BlackRock.  This means that upon turning age 54, you will then be eligible to provide one year’s advance notice of retirement and upon your subsequent retirement, receive Retirement vesting treatment for your outstanding equity or cash-based awards, pursuant to the terms of the award agreements (which shall provide for retirement treatment consistent with that generally applicable to other similarly situated named executive officers of BlackRock).

This offer is contingent upon your completion of BlackRock's Initial Political Contributions Disclosure form, if applicable and the absence of restrictions on your employment due to prior political contributions.

At all times, you will be considered an employee at will, meaning that both you and the company have the right to terminate your employment at any time, with or without cause.  This offer is contingent upon your successful completion of BlackRock's screening for illegal drugs, processing of fingerprints, our receipt of references that we consider satisfactory, your ability to provide the appropriate documentation authorizing you to work in the United States, and your completion of all other facets of BlackRock's pre-employment screening process.  BlackRock's local Recruiting Team and BlackRock's screening vendor, HireRight, will contact you with information to complete these processes.  If you fail to satisfy any aspect of the screening process, BlackRock reserves the right to rescind any outstanding offer of employment or terminate your employment without notice and you will not be entitled to receive any amounts hereunder, guaranteed or otherwise, or under any other BlackRock plan or program (other than base salary for days actually worked) including, without limitation, any severance pay.

You should be aware that BlackRock employees are not permitted to make any unauthorized use of documents or other information in their employment with BlackRock which could properly be considered or construed to be confidential or proprietary information of another individual or company.  Likewise, BlackRock employees may not bring with them any confidential documents or other form of tangible information onto the premises of BlackRock relating to their prior employer(s)' business.

This letter will also confirm that (a) you have furnished to BlackRock a copy of any existing employment agreements you may have with any prior employer(s), and (b) except as previously disclosed, you are not subject to any contractual or other restriction or obligation which is inconsistent with your accepting this offer of employment and performing your duties.

You will be required to sign a confidentiality and non-solicitation agreement as a condition of employment, a copy of which is enclosed with this offer.

You will be eligible to participate in our employee benefits program.  Your medical insurance coverage will be effective on your date of hire.  Included in your offer letter packet is a description of BlackRock's benefit program.  You will be eligible to take 6 weeks of vacation, with any such vacation to be taken consistent with the terms of BlackRock’s vacation policy.  BlackRock will make arrangements to offer employment to your current administrative assistant, commencing as of your start date (or as soon as reasonably practicable thereafter).

This offer letter, together with the Confidentiality and Employment Policy, reflects the complete agreement between you and BlackRock regarding the terms of your employment with BlackRock and supersedes any other statements or agreements on or before the date of your signing this letter. This agreement may not be modified, expect by a writing signed by an authorized representative of BlackRock and you.

I would appreciate your considering our offer and advising me of your decision by February 12, 2013.  To acknowledge your acceptance of this offer, please complete the enclosed forms and return them to me with a signed copy of this letter using the Federal Express US Air Bill and overnight pouch provided.

If you have any questions, please contact me at 212-810-5482.  We look forward to your joining us!

Sincerely,

/s/ Natalie Leone

Natalie Leone	/s/ Gary S. Shedlin
Managing Director, Human Resources	Agreed & Accepted

February 12, 2013
Date